As filed with the Securities and Exchange Commission on July 27, 2005

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

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HUDSON HIGHLAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	59-3547281
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
622 Third Avenue
New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Hudson Highland Group, Inc. Long Term Incentive Plan
(Full title of the plan)

_________________

Latham Williams	Copy to:
Vice President, Legal Affairs and Administration,
Corporate Secretary	Benjamin F. Garmer, III
Hudson Highland Group, Inc.	Foley & Lardner LLP
10 South Wacker Drive, Suite 2600	777 East Wisconsin Avenue
Chicago, Illinois 60606	Milwaukee, Wisconsin 53202
(312) 795-4216	(414) 271-2400
(Name, address and telephone number,
including area code, of agent for service)

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CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock,	1,200,000 shares	$18.17 (2)	$21,804	$2,567
$.001 par value

Preferred Stock	1,200,000 rights	(3)	(3)	(3)
Purchase Rights

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Hudson Highland Group, Inc. Long Term Incentive Plan.

(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Hudson Highland Group, Inc. Common Stock on The Nasdaq National Market on July 21, 2005.

(3)	The value attributable to the Preferred Stock Purchase Rights is reflected in the market price of the Common Stock to which the Rights are attached.

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STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

        On April 1, 2003 and June 30, 2004, Hudson Highland Group, Inc. (the “Registrant”), filed Registration Statements on Form S-8 (File Nos. 333-104209 and 333-117005) to register 1,000,000 shares and 500,000 shares, respectively, of the Registrant’s Common Stock, par value $.001 per share (the “Common Stock”), issuable under the Hudson Highland Group, Inc. Long Term incentive Plan (the “Incentive Plan”). As a result of the two-for-one stock split of the Registrant’s Common Stock paid on February 25, 2005 to holders of record as of February 14, 2005 (the “Stock Split”) and pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of Common Stock registered under such Registration Statements increased to 2,503,626.

        On February 28, 2005, the Board of Directors of the Registrant approved an amendment to the Incentive Plan to increase the number of shares of Common Stock available under the Incentive Plan by 1,200,000 (after taking into account the Stock Split) to 3,703,626. At the Registrant’s 2005 Annual Meeting of Stockholders held on May 6, 2005, the stockholders of the Registrant approved this amendment. The purpose of this Registration Statement is to register 1,200,000 additional shares of the Common Stock (and associated preferred stock purchase rights) in connection with the Incentive Plan.

        Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s Registration Statements on Form S-8 (Reg. Nos. 333-104209 and 333-117005), including the documents incorporated by reference therein, are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

        The exhibits set forth in the accompanying Exhibit Index are filed (except where otherwise indicated) with this Registration Statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 27th day of July, 2005.

HUDSON HIGHLAND GROUP, INC.
By: /s/ Jon F. Chait
Jon F. Chait
Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jon F. Chait	Chairman, Chief Executive Officer and	July 27, 2005
Jon F. Chait	Director (Principal Executive Officer)
/s/ Richard W. Pehlke	Executive Vice President, Chief	July 27, 2005
Richard W. Pehlke	Financial Officer and Director
(Principal Financial Officer)
/s/ Ralph L. O'Hara	Vice President, Controller (Principal	July 27, 2005
Ralph L. O'Hara	Accounting Officer)
*	Director	July 27, 2005
John J. Haley
*	Director	July 27, 2005
Jennifer Laing
*	Director	July 27, 2005
Nicholas G. Moore
*	Director	July 27, 2005
David G. Offensend
*	Director	July 27, 2005
Rene Schuster

*By:	/s/ Jon F. Chait Jon F. Chait Attorney-in-fact

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EXHIBIT INDEX

Exhibit Number	Exhibit Description

(4.1)	Hudson Highland Group, Inc. Long Term Incentive Plan, as amended. [Incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 28, 2005 (File No. 000-50129)]

(4.2)	Rights Agreement, dated as of February 2, 2005, between the Registrant and The Bank of New York [Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on February 3, 2005 (File No. 000-50129)].

(5)	Opinion of Foley & Lardner LLP.

(23.1)	Consent of BDO Seidman, LLP.

(23.2)	Consent of Foley & Lardner LLP (filed as part of Exhibit (5)).

(24)	Powers of Attorney.

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